EXHIBIT 10.2

COOPERATION AGREEMENT

dated as of

October 6, 2021

by and between

SALINAS DIVERSIFIED VENTURES, INC.,

a California Corporation, and Wholly Owned Subsidiary of

MARIJUANA COMPANY OF AMERICA, INC., a Utah Corporation

and

VBF BRANDS, INC., a California Corporation, a Wholly Owned Subsidiary of SUNSET ISLAND GROUP, INC., a Colorado Corporation.

and

LORI LIVACICH, Individually, and as an Affiliate of VBF BRANDS, INC., SUNSET ISLAND GLOBAL, INC.

This Cooperation Agreement (this “Agreement”), effective as of October 6, 2021 (the “Effective Date”), is by and among Salinas Diversified Ventures, Inc., a California corporation (“Salinas”), and wholly owned subsidiary of Marijuana Company of America, Inc., a Utah corporation (“MCOA”), VBF Brands, Inc., a California corporation (“VBF”), and wholly owned subsidiary of Sunset Island Group, Inc., a Colorado corporation (“SIGO), and Lori Livacich (“Livacich”) individually, and as Affiliate and Control Person of VBF and SIGO. Each of VBF, SIGO, Livacich, Salinas, and MCOA may be collectively referred to as the “Parties.” Nothing herein shall alter any rights or obligations of any Party under the Asset Purchase Agreement or the Management Services Agreement (referenced below).

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RECITALS

WHEREAS, VBF is an owner operator of leased real property located at 20420 Spence Road, Salinas, California, 93908 (“Facility”). A copy of the lease is attached hereto and incorporated herein by reference as Exhibit A. Livacich is the majority stockholder, principal, Affiliate, and control person of SIGO and VBF, with sole power to Control and direct VBF’s operations at the Facility. VBF is a Licensee under cannabis licenses and regulatory permits issued by the City of Salinas, County of Monterey, and the State of California (“Licensing Authorities”) authorizing the cultivation, nursery growth, distribution, and manufacturing of cannabis. Additionally, VBF also possesses a weighmaster’s license, provisional business license, tax permit and permits allowing it to operate at the Facility. All licenses and permits are in full force and effect as of the date hereof (collectively, the “Permits and Licenses).” The Licenses and Permits are attached hereto and incorporated herein by reference as Exhibit B.

WHEREAS, on October 6, 2021, VBF, MCOA, Salinas and St. George Investments, LLC, a Utah limited liability company, entered into an Asset Purchase Agreement (“APA”) (“Exhibit C"). The APA provides for VBF’s sale and Salinas’ purchase of 100% of VBF’s issued and outstanding common stock, and the concurrent application of VBF and Salinas to the Licensing Authorities for the change of ownership over VBF’s Permits and Licenses resulting in Salinas becoming the owner operator of the Permits and Licenses. The APA also provides for VBF’s sale and Salinas’ purchase of all of VBF’s fixed assets including VBF’s machinery and equipment, leasehold improvements, good-will, inventory, current workforce in place, tradenames, trade secrets, intellectual property, and other tangible and intangible properties concerning the operation of VBF’s California licensed cannabis nursery, cultivation facility, and operations for the manufacturing and distribution of cannabis and cannabis products, and the related properties, rights, and assets concerning VBF’s Business.

WHEREAS, as a material inducement to enter into the APA, VBF, SIGO, Livacich, MCOA and Salinas entered into a Management Services Agreement (“MSA”) (Exhibit D).

1.	The MSA generally provided for Salinas to manage VBF’s facility and business operations with the continuing and material support of Livacich, who Salinas agreed to retain as a management consultant to the continuing operation (Executive Employment Contract “Exhibit E”).
2.	As additional consideration, MCOA agreed to assume certain outstanding promissory notes issued by SIGO to St. George Investments, LLC, a Utah limited liability company, that are currently in default, and the cancellation of warrants issued by SIGO to St. George in connection therewith, and the return to treasury of fifty (50) shares of Series A Preferred Stock of VBF (the “Preferred Shares”, and together with the SIGO Notes, the “SIGO Securities” - “Exhibit F”).
3.	The transactions between the Parties comprised by the APA, the MSA and the Executive Employment Contract were further agreed to be conditioned upon VBF and Livacich continuing to meet certain production and revenue projections at the Facility (“Exhibit G”). The above recitals are qualified completely by the terms and conditions of each of the APA, MSA and Executive Employment Agreement attached hereto and incorporated herein by reference.

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NOW, THEREFORE, in consideration of the above recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties covenant and agree as follows:

1.	Incorporation of Recitals.

The above Recitals and cited Exhibits are incorporated herein by reference and are a material part of this Agreement. The Parties hereto waive any rule of construction that would prevent any court of competent jurisdiction or arbitrator from construing or interpreting this Agreement based upon the content of the Recitals.

2.	Obligations of Livacich Under the APA, MSA and this Agreement.

a. After the execution of this Agreement and the APA and MSA, Livacich agrees to diligently pursue and cooperate fully in filing the change of ownership applications of the Licenses with the Licensing Authorities in favor of Salinas, and comply with all terms and conditions of the APA and MSA; including, without limitation:

o	Maintain in good order of the Licenses with the Licensing Authorities, including making provision for any fees payable associated therewith;

o	Cooperate with Salinas to arrange for the change of ownership applications of the Licenses and assisting Salinas in the application process for the issuance of new licenses in its name; and,

o	Provide material good faith support to Salinas’ application for change of ownership over the Licenses, including providing in a complete and timely fashion any and all documents, business records, permits and licenses necessary to complete Salinas’ applications for change of ownership over the licenses.

o	Comply with all Applicable Laws (as hereinafter defined) in the performance of Livacich’s obligations under this Agreement, the MSA and the APA. “Applicable Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental authority, including, without limitation, the California Compassionate Use Act, the California Medical Cannabis Regulation and Safety Act, the Adult Use of Marijuana Act, SB 94 and the Medicinal and Adult Use Cannabis Regulation and Safety Act, and any additional, amended, supplemental or replacement laws or regulations promulgated or enacted by the State of California or the City of Salinas pertaining to cannabis cultivation, dispensing, sale, storage, manufacturing, distribution, transportation, testing or other commercial cannabis activities within its jurisdiction; provided, however, that the term “Applicable Laws” shall not include any federal statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of law that prohibits any commercial cannabis activity that is permitted under California law, unless and until the time the federal government legalizes and regulates cannabis.

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o	Diligently comply with all terms and conditions of the MSA.

3.	Further Assurances and Cooperation: Livacich agrees to cooperate in good faith in performing any further acts, and executing and delivering any documents, which may be reasonably necessary to carry out the conditions precedent and intent of this Agreement, the MSA and the APA.

4.	Obligations of Salinas and MCOA under the APA, MSA and this Agreement.

a. As consideration for this Agreement, MCOA agrees to assume 100% of the following notes issued by SIGO, in favor of St. George Investments, LLC, including: (i) that certain Secured Convertible Promissory Note dated December 8, 2017 in the original principal amount of $170,000.00; (ii) that certain Secured Convertible Promissory Note dated February 13, 2018 in the original principal amount of $4,245,000.00, conditioned upon:

o	Livacich complying with the MSA and achieving "Net Revenues" after the closing of the APA and related transaction documents, one million dollars ($1,000,000) from Salinas’ operations during the six-month period after closing of the APA, and her compliance with the terms and conditions of this Agreement, the Management Services Agreement and the Executive Employment Agreement included as Exhibits A and B to this Agreement. For the purposes of this Agreement, the term “Net Revenue” shall mean gross revenue less returns and allowances equal to $500,000 each quarter for first year.

5.	Indemnification.

a.	If a Party receives any notice from the Licensing Authorities regarding the Party’s actual or potential violation of law relating to the Licenses or Operations at the Facility (“Notice of Breach”), the Party shall immediately: (i) provide the other Party with written notice of the Notice of Breach; (ii) each Party shall use commercially reasonable best efforts to cure the breach(es) set forth in the Notice of Breach; and (iii) use commercially reasonable best efforts to ensure that the MSA and Licenses otherwise remains in full force and effect, and are not terminated, with respect to the activities thereunder, it being agreed and understood that such reasonable best efforts shall include, without limitation, taking the following actions to help facilitate the continuation of the operations: filing or submitting any documentation to the Licensing Authorities, corresponding with the Licensing Authorities, and attending any meetings with the Licensing Authorities.

b.	Each Party agrees and acknowledges that it shall not terminate or threaten to terminate the Licenses, without the written consent of the other Party.

c.	Indemnity of Salinas and MCOA. VBF and SIGO hereby indemnifies and holds Salinas and MCOA (along with its directors, officers, employees, agents, and shareholders) harmless from any liability, cost or expense (including reasonable attorneys’ fees) arising out of any claim asserted by a third party against MCOA or Salinas which claim is based on a breach by VBF, SIGO or Livacich of their obligations hereunder and/or the gross negligence or intentionally wrongful acts or omissions of VBF, SIGO or Livacich in the performance of their obligations and responsibilities under this Agreement, including, without limitation: (i) VBF, SIGO and Livacich’s use the Licensed Premises prior to the execution of this Agreement, or of VBF, SIGO and Livacich’s use of the equipment at the Licensed Premises prior to the execution of this Agreement; and, (ii) events or circumstances that transpired between VBF, SIGO and/or Livacich and thirdparties prior to the execution of this Agreement. If Salinas seeks indemnification from VBF, SIGO or Livacich, it shall give VBF, SIGO and/or Livacich notice of such claim, and VBF, SIGO or Livacich shall defend and settle such claim at their sole expense, provided that Salinas and MCOA shall cooperate in such defense, and further provided that Salinas and MCOA may elect to engage counsel to participate in such defense at its own expense.

d.	Indemnity of VBF, SIGO and Livacich. Salinas and MCOA hereby indemnifies and holds VBF, SIGO and Livacich (along with its directors, officers, employees, agents, and shareholders) harmless from any liability, cost or expense (including reasonable attorneys’ fees) or any suit, action, liability, proceeding, or governmental investigation, pending or threatened, whether based on statute, regulation or order, tort, contract or otherwise, before any court or governmental authority, arising out of any claim asserted by a third party against VBF, SIGO and Livacich which claim is based on or arising from (i) a breach of any representation, warranty or covenant set forth in this Agreement; (ii) a breach by MCOA or Salinas of their respective obligations hereunder and in the performance of their respective obligations and responsibilities under this Agreement; or, (iii) gross negligence or intentionally wrongful acts of MCOA or Salinas. If VBF, SIGO or Livacich seeks indemnification from Salinas/MCOA, it shall give Salinas/MCOA notice of such claim, and Salinas and MCOA shall defend and settle such claim at its sole expense, provided that VBF, SIGO and Livacich shall cooperate in such defense, and further provided that VBF, SIGO and Livacich may elect to engage counsel to participate in such defense at their own expense.

e.	With the exception of Livacich, the obligations of any other Party pursuant to this Agreement shall not constitute personal obligations of such Party’s Representatives, and the other Party shall look solely to such Party and to no other Person for the satisfaction of any liability with respect to this Agreement. The limitations of liability set forth in this Section 5 are in addition to, and not in lieu of, any other limitations of liability or indemnification obligations set forth elsewhere in this Agreement, in the APA, or in other contracts, agreements, instruments, or other documents.

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6.	Additional Representations and Warranties: In addition to all other representation, warranties and covenants set forth in this Agreement, each Party represents to the other Party that: (i) it is duly organized, or incorporated validly existing and in good standing under the laws of the jurisdiction of its formation and is duly qualified and licensed in each jurisdiction where its activities require such qualification or license; (ii) it has full power, capacity, and authority to enter into this Agreement; (iii) this Agreement constitutes a legal, binding and valid obligation of each Party, enforceable against each Party in accordance with the terms set forth within this Agreement; (iv) the execution, performance and delivery of this Agreement will not constitute any breach or default under any provision of any of its governance documents, contracts, agreements, mortgages, trusts or other documents, or any order, rule, regulation or law of any jurisdiction that binds it; and (v) it shall comply with all Applicable Laws.

7.	Dispute Resolution.

a.	This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

b.	In the event of any Claim arising out of or relating to any performance required under this Agreement, or the interpretation, validity, or enforceability hereof, the Parties hereto shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either party to the other they shall commence arbitration as set forth below.

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c.	The Parties agree to submit any and all Claims, or any dispute related in any way to this Agreement and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: http://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in the Los Angeles County, California. Each party understands and agrees that by signing this Agreement, such party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either party may apply to the Superior Courts located in Los Angeles County, California for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the Agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either party commences a Claim in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal Claim with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator's decision shall be final and binding upon the Parties. The arbitrator's decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to Superior Courts located in Los Angeles County for an entry of judgment thereon.

8.	Confidential Information. Each Party agrees that it shall treat in confidence all documents, materials and other information that it obtains regarding the other Party (including its shareholders, members, partners, owners, beneficial owners, directors, officers, managers and agents) during the course of (a) the negotiations leading to the execution of, and consummation of the transactions contemplated in, this Agreement or (b) the investigation provided for in, and the preparation of, this Agreement and other related documents (“Confidential Information”). Confidential Information shall not be communicated to any third party (other than the Parties’ respective counsel, accountants, financial advisors, lenders, or other agents or representatives, each of whom also should be bound to confidentiality by agreement with the retaining Party). No Party shall use any Confidential Information in any manner whatsoever except solely for purposes related to the transaction contemplated by this Agreement. The obligation of each Party to treat Confidential Information in confidence shall not apply to any Confidential Information that

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(a) is or becomes available to the Party, other than in violation of a confidentiality obligation to the other Party, from a source other than that Party or its counsel, accountants, financial advisors, or other agents or representatives; (b) is or becomes available to the public other than as a result of disclosure by that Party or its counsel, accountants, financial advisors, or other agents or representatives; (c) is required to be disclosed by the Party under applicable law or judicial process, but only to the extent it must be so disclosed; or (d) as to which the Party reasonably deems disclosure necessary after consultation with the other Party to obtain any of the consents or approvals contemplated by this Agreement.

9.	Governing Law: This Agreement shall be governed by and construed in accord with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.	Amendments: This Agreement may not be amended or modified orally and may only be amended or modified in a writing signed by each Party affected by the amendment or modification.

11.	Severability: If any provision in this Agreement is invalid, illegal, or unenforceable, then the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby and only the invalid, illegal or unenforceable provisions shall be null and void.

12.	No Assignment: No Party hereto may assign their respective duties hereunder without the express written consent of the other Party.

13.	Binding Effect: This Agreement binds and inures to the benefit of the Parties, their assigns, representatives, beneficiaries, and successors, and each of them.

14.	Waiver: No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of that right or the exercise of any other right.

15.	Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have carefully read this Agreement, understand, and agree to all its provisions, and intending to be legally bound, have signed this Agreement as their own free act, being fully aware of its final and binding effect.

VBF BRANDS, INC.
a California corporation

By:
Lori Livacich
President, Chief Executive Officer

SUNSET ISLAND GROUP, INC. a Colorado corporation

By:
Lori Livacich
President, Chief Executive Officer

SALINAS DIVERSIFIED VENTURES, INC.
a California corporation

By:
Jesus M. Quintero
President, Chief Executive Officer

MARIJUANA COMPANY OF AMERICA, INC.
a Utah corporation

By:	/s/Jesus Quintero
Jesus M. Quintero
President, Chief Executive Officer

LORI LIVACICH
An Individual

By:	/s/ Lori Livacich
Lori Livacich

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